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                                                                    EXHIBIT 99.2



                           [LAI WORLDWIDE LETTERHEAD]


                                                                 January 4, 1998



Dear Lamalie Associates, Inc. Stockholder:

         On December 31, 1998, Lamalie Associates, Inc. completed an internal restructuring for the purpose of forming a holding company, LAI Worldwide, Inc., to enable us to better position the Company for future domestic and international expansion. As a result, your shares of the common stock of Lamalie Associates, Inc. have been exchanged for shares of the common stock of the newly formed holding company, LAI Worldwide, Inc. Lamalie Associates, Inc. is now the wholly-owned subsidiary of LAI Worldwide, Inc. The shares of LAI Worldwide are listed for trading on the Nasdaq Stock Market.

         All of the rights and benefits of stock ownership in Lamalie Associates, Inc. will still be enjoyed by you as the owner of the common stock of LAI Worldwide, Inc. Because the restructuring involves a corporation with a different name, however, a share exchange is required. ChaseMellon Shareholder Services, L.L.C., the Company's transfer agent, has been appointed to act as the Exchange Agent for this restructuring. Please take a moment to locate your Lamalie Associates, Inc. common stock certificate and return it in the enclosed envelope to the Exchange Agent, together with the enclosed transmittal instructions, properly completed and signed. A new certificate representing shares of the common stock of LAI Worldwide will be delivered to you as soon as possible after receipt, acceptance and processing for exchange by ChaseMellon Shareholder Services, L.L.C. If you have lost your certificate, please indicate that on the letter of transmittal and return it to the Exchange Agent. A new certificate will be delivered to you as soon as possible after you have completed the necessary documents to replace your lost certificate.

         We appreciate your investment in LAI Worldwide.

                                       Sincerely,


                                       /s/:  Robert L. Pearson
                                       -----------------------------------------
                                       Robert L. Pearson
                                       Chairman and Chief Executive Officer